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PCD Investments, LLC
1871 Folsom Street, Suite 106
Boulder, CO 80302
Tel (303) 526-7636
Fax (303) 526-2825

December 4, 2001

Board of Directors
PlanetCAD, Inc.
2520 55th Street
Suite 200
Boulder, CO 80301

Gentlemen:

         We are writing to propose a purchase of all of the outstanding shares of PlanetCAD, Inc., (the "Company") by PDC Investments, LLC or an affiliated entity (the "Purchaser"), for a cash payment of $0.24 per share payable to all stockholders of The Company. This proposal is an attractive opportunity for your stockholders, and represents a 50% premium to the closing price of $0.16 for the Company's stock today; and nearly a 100% premium over the average sale price for the Company's stock since October 30. The Purchaser has all necessary financing immediately available to complete this acquisition.

         As of this writing, PCD Investments, LLC, is the Company's largest stockholder and owns approximately 1.2 million shares of PlanetCAD, Inc. common stork representing approximately 10% of the total shares outstanding. We will shortly be filing an amended Schedule 13D with the United States Securities and Exchange Commission disclosing this fact.

         We and our advisors believe that the Company's unaffiliated stockholders will support this proposal when submitted to them for stockholder approval. As the Company's largest stockholder, we are deeply concerned about several issues regarding the Company's operating performance. Our concerns include the following:

                  a. Despite the expenditure of more than ten million dollars since the sale of the Company's component division to Dassault, meaningful revenues from the PlanetCAD division have failed to materialize. The Company lacks the resources to effectively pursue this opportunity, and is likely to continue to lack such resources in its current public company configuration.
                  b. The Stock has performed far worse than its peers, even in this bear market. In the eighteen months ending November 30, the stock value has declined by 95%. By comparison, the Russell 2000 Index of small company stocks has declined by 3%, and the PSE Technology Index has declined by 32%. Further, the thin trading market provides virtually no liquidity for the Company's large stockholders.
                  c. Despite continued promises of improvement, the Company's net loss in the most recent quarter was $.32 per share, substantially more than the Company's market value. At this rate of loss, the Company will become insolvent by the end of the first quarter of 2002.


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                  d.       The Company's recent public reporting and accounting
                           compliance difficulties and the organizational cost related to its public status clearly reflect an unnecessary financial and operational burden.

         These problems, particularly the Company's poor financial performance, explain the low valuation placed on the Company by the public; indeed if stockholders were fully aware of all these (and other) factors, the valuation could be even lower.

         We believe that our proposal is a superior financial and strategic alternative to the existing status and are prepared to meet with the Company's directors immediately to conclude the definitive agreements required to complete this transaction and to prepare the related stockholder approval materials. Our proposal is based on the information currently available to us and closing is subject to director and stockholder approval, confirmation that your disclosures are complete and accurate and in full compliance with SEC requirements, waiver of any employee change of control agreements, required regulatory or third party approvals, and execution of an acceptable merger agreement.

         Our recent purchases have represented a substantial portion of the activity in the market for the Company's stock. This program has provided the Company's shareholders with significant price support and liquidity for their shares. Continuation of this purchase program is clearly in the best interests of the Company and its stockholders. Therefore, in conjunction with this proposal, and to facilitate discussions regarding this value-increasing transaction, we request that the Board of Directors immediately approve our purchase of additional shares beyond the 15% threshold. While we may purchase the additional shares even without the board's approval, this approval will allow us and the Company the flexibility to work to increase stockholder value without unnecessary restrictions. For your convenience, we have attached a sample form of board consent.

         Please be advised that we may at any time seek to acquire more shares either in the public markets, through private transactions, or through a tender offer. Also, if we are unable to quickly reach an agreement on this transaction with you, we may seek changes to the Company's direction or leadership; may seek inclusion of certain stockholder initiatives concerning the governance and operation of the Company in the Company's proxy materials; and may provide independent proxy materials.

         We are prepared to meet (or teleconference) with the Board of Directors immediately to work toward the conclusion of this business combination. In order to facilitate orderly discussions, we will not publicly disclose this proposal prior to 5pm MST, December 6, 2001.

                                                   Sincerely,

                                                   /s/ Eric A. Weissmann

                                                   Eric A. Weissmann
                                                   President

Attachment
cc: Whitney Holmes, Esq.